Exhibit 99.1

NEWS RELEASE

CONTACT: Janine Orf (314) 275-3680 jorf@patriotcoal.com

FOR IMMEDIATE RELEASE

PATRIOT COAL ANNOUNCES NEW AGREEMENTS WITH

UNITED MINE WORKERS OF AMERICA

ST. LOUIS, September 27 – Patriot Coal Corporation (NYSE: PCX) today announced that its signatory subsidiaries have signed new agreements with the United Mine Workers of America (UMWA) effective July 1, 2011 and extending through 2016. The contracts are substantially the same as the National Bituminous Coal Wage Agreement negotiated earlier this year by the Bituminous Coal Operators Association with the UMWA.

“We are pleased to sign these agreements well ahead of the expiration dates of our current contracts, ensuring a smooth transition and workforce continuity at our UMWA-represented mines,” noted Patriot Executive Vice President and Chief Operating Officer Bennett K. Hatfield.

About Patriot Coal

Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 14 active mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electricity generators, industrial users and metallurgical coal customers, and controls approximately 1.9 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: price volatility and demand, particularly in higher margin products; geologic, equipment and operational risks associated with mining;

changes in general economic conditions, including coal, power and steel market conditions; coal mining laws and regulations; the availability and costs of competing energy resources; legislative and regulatory developments; risks associated with environmental laws and compliance, including selenium-related matters; developments in greenhouse gas emission regulation and treatment; negotiation of labor contracts, labor availability and relations; the outcome of pending or future litigation; changes in the costs to provide healthcare to eligible active employees and certain retirees under postretirement benefit obligations; increases to contribution requirements to multi-employer retiree healthcare and pension plans; reductions of purchases or deferral of shipments by major customers; availability and costs of credit; customer performance and credit risks; inflationary trends; worldwide economic and political conditions; downturns in consumer and company spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; availability and costs of transportation; the Company’s ability to replace coal reserves; the outcome of commercial negotiations involving sales contracts or other transactions; our ability to respond to changing customer preferences; failure to comply with debt covenants; the effects of mergers, acquisitions and divestitures; and weather patterns affecting energy demand or disrupting coal supply. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and Form 10-Q reports.

# # # # #

2